Exhibit 99.1

Amedica Granted 180-Day Extension by NASDAQ to Regain Compliance with Minimum Bid Price Rule

SALT LAKE CITY, February 15, 2017 – Amedica Corporation (Nasdaq:AMDA), an innovative biomaterial company which develops and manufactures silicon nitride as a platform for biomedical applications, announced today that on February 14, 2017, it received notification from the NASDAQ Stock Market indicating that the Company will have an additional 180-day grace period, until August 14, 2017, to regain compliance with NASDAQ’s $1.00 minimum bid requirement. The notification indicated that the Company did not regain compliance during the initial 180-day grace period provided under the rule. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company is eligible for the additional grace period because it meets the initial listing requirements for the NASDAQ Capital Market except for the bid price and provided written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

The NASDAQ letter does not impact Amedica’s listing on The NASDAQ Capital Market at this time and Amedica’s common stock will continue to trade under its current symbol “AMDA” during the additional 180-day compliance period.

The Company can regain compliance by maintaining a minimum closing bid price of $1.00 per share for 10 consecutive business days. If Amedica does not meet the minimum bid requirement during the 180-day grace period, NASDAQ will provide written notification to the Company that its common stock will be subject to delisting. At that time, the Company can ask NASDAQ for a hearing to present a plan to regain compliance.

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. For example, there can be no assurance that we will be able to maintain our listing on any NASDAQ market. Other factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:
Amedica IR
801-839-3502
IR@amedica.com